Exhibit 10.1

Summary of The Medicines Company Board of Directors Compensation

On April 17, 2007, the Board of Directors of The Medicines Company (the “Company”) adopted new terms of compensation for its non-employee directors as described below.  The new compensation arrangements became effective on April 18, 2007.

Cash Compensation

The following table describes the cash compensation for each non-employee director.  The cash compensation is payable on a quarterly basis.

Type of Fee	Amount

Annual Retainer	$25,000

Additional Annual Retainer for Lead Director	$10,000

Attendance for each board meeting attended in person	$3,000

Attendance for each board meeting attended by telephone	$1,000

Additional annual retainer for chairman of audit committee	$12,000

Additional annual retainer for chairman of nominating and corporate governance committee	$6,000

Additional annual retainer for chairman of compensation committee	$9,000

Annual Retainer for Committee Members

Audit Committee	$4,000

Compensation Committee	$3,000

Nominating and Corporate Governance Committee	$2,000

Attendance for each committee meeting attended in person	$1,500

Attendance for each committee meeting attended by telephone	$500

In addition, directors are reimbursed for travel and out-of-pocket expenses in connection with their attendance at board meetings.

Equity Compensation

Each non-employee director is eligible to receive stock options and shares of restricted stock under our 2004 plan. The following table describes the equity compensation for each non-employee director:

Type of Grant	Number of Options	Number of Restricted Shares	Grant Date	Vesting Schedule
Initial Option Grant	20,000	N/A	The date the director is initially elected to the board	36 equal monthly installments beginning on the date one month after the grant date

Annual Equity Grant	7,500	3,750	The date of the annual meeting of stockholders	Stock options vest 12 equal monthly installments beginning on the date one month after the grant date Restricted stock vests in one installment 12 months after the grant date

These options have an exercise price equal to the closing price of the Company’s common stock on the NASDAQ Global Select Market on the date of grant and have a ten-year term. All vested options will be exercisable at any time prior to the first anniversary of the date the director ceases to be a director.  In addition to the annual grant of an option to purchase 7,500 shares of common stock and 3,750 shares of restricted stock, the lead director receives an annual grant of an option to purchase 5,000 shares of the Company’s common stock on the date of the Company’s annual meeting of stockholders.